Filed pursuant to Rule 433
Registration Statement No. 333-165723
May 3, 2010
(c) 2009 by Evans Bancorp Investor Presentation May 2010 David J. Nasca President & CEO Evans Bancorp, Inc. Gary A. Kajtoch Executive Vice President & CFO NASDAQ: EVBN

(c) 2010 by Evans Bancorp Safe Harbor Statement 3 Evans Bancorp, Inc. (the "Company") has filed a registration statement (including a prospectus and a related prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the prospectus supplement in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company or the underwriters participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request it by calling 1- 212-466-7700. This presentation contains forward-looking information for the Company. Such information constitutes forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) which involve significant risks and uncertainties. Please refer to the discussion of the risk factors set forth in the prospectus supplement and the documents incorporated by reference therein for those factors that may cause actual results to differ materially from the results discussed in these forward-looking statements.

Non-GAAP Financial Measures (c) 2010 by Evans Bancorp 1 This presentation includes certain non-GAAP financial measures determined by methods other than in accordance with generally accepted accounting principles ("GAAP"). Such non-GAAP measures appear in instances where certain portions of our business have been excluded from the presentation, which are indicated by language such as "Excludes National Lease Portfolio" or "Excludes Waterford Village Bank." We use these non-GAAP financial measures because we believe they are useful for evaluating our financial condition, operations and performance. We also believe that these non-GAAP financial measures provide users of our financial information with meaningful measures for assessing our financial condition, financial results and trends, as well as comparison to financial results for prior periods. This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, and is not necessarily comparable to non-GAAP financial measures that other companies may use. For each instance where a non-GAAP financial measure is used, we have also provided the GAAP results from which the non-GAAP financial measure was derived.

(c) 2010 by Evans Bancorp Recent Price $14.01 per share Market Capitalization $39.6 million Total Shares Outstanding 2.8 million Ownership - Insider 6.4% Institutional 9.2% 7 Dividend Yield 2.70% Total Assets $634.9 million Total Loans (excluding Leases) $472.9 million Total Deposits $510.8 million Total Common Equity $46.9 million Evans Established: 1920 Bank Branches: 13 Insurance Agency Locations: 14 Evans Bancorp, Inc. (NASDAQ: EVBN) Note: Market data as of 4/30/10; financial data as of March 31, 2010; ownership as of December 31, 2009 filings

(c) 2010 by Evans Bancorp Source: FDIC, as of June 30, 2009 Opportunity for Growth 9 Buffalo, NY Evans Bank Branch The Evans Agency Office 2009 Market Share by Deposits Source: FDIC, as of June 30, 2009 $32.7B Total Deposits Over 16,000 households Core business growth HSBC 38.1% M&T 29.4% Key Bank 9.1% First Niagara 11.2% Evans 1.4% Citizens 4.7% Bank of America 3.4% All Others 2.7%

Comprehensive Financial Services Significant insurance agency presence in WNY $2.2 mm in Q1 2010 revenue ($0.1 million from Investment services) 14 locations; 7 agency acquisitions since 2004 (c) 2010 by Evans Bancorp 11 Q1 2010 net interest income expanded 17% over prior year period due to core loan performance and reduced interest expense $23.5 mm in Q1 2010 TTM revenue Q1 2010 net interest margin at 4.28%

Experienced Management Team

David Nasca *President and* *Chief Executive Officer*	Over 26 years experience with 11 at First Niagara Financial Group in several leadership roles such as bank president, treasurer and executive vice president of strategic planning. Significant experience in M&A and retail banking.
Gary Kajtoch *Executive Vice President and* *Chief Financial Officer*	Over 20 years financial experience in the banking industry, with 17 years in the finance and treasury divisions of M&T Bank.
Cynthia Rich *Executive Vice President,* *Operational Excellence and Credit*	Over 20 years at M&T Bank in the retail, operations, marketing and finance areas.
Robert Miller CLU, CPCU *Executive Vice President,* *Sales and Customer Experience /* *President, The Evans Agency*	Over 29 years of insurance agency experience, 7 at TEA. Experience includes agency ownership and production, sales management, marketing, M&A and planning.
William Glass *Executive Vice President,* *Senior Lending Officer*	Over 29 years of banking experience, with more than 16 years at Evans Bancorp and 13 years at M&T Bank and Chase which included credit, operations and retail management.
John Eagleton *Vice President,* *Commercial Loan Officer*	Over 20 years in credit underwriting and loan originations with small, middle market and large corporate clients and developers at Chase Manhattan, Key Bank, Evans Bank, GE Capital and GMAC.
Michael Bonito *Vice President,* *Manager of Consumer Lending*	Over 25 years experience in mortgage lending. 14 years experience as President, CEO and owner of Multisource Funding, Inc. Worked with Empire of America Realty Credit Corp and Goldome Credit Corp. Past president of the NYS Mortgage Brokers Association.

EVANS BANCORP INC.

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© 2010 by Evans Bancorp

Evans' Strategy for Growth Evans' Strategy for Growth De novo expansion and strategic acquisitions Customer intimacy / decisions close to customer Identify segments Acquire Share of Market / Share of target markets and customer Lead with commercial business / expand wallet share Customer Performance-driven culture Advancing Excellence automation and use of technology Metrics-oriented accountability Operational Scaling organization to support growth Diligent risk management Strong Robust Capital Strategy backstop gy Expand fee-based business Integrate sales efforts Evolve Insurance & Financial Services Continue to drive name awareness Unification of brand Brand Development Top grading talent to Talent drive performance/growth (c) 2010 by Evans Bancorp 15

Shelf Registration Filed with SEC Flexibility to raise additional capital Reduced Semi-annual Dividend 51% Reallocate capital for growth FDIC-assisted Acquisition of Waterford Village Bank Extends footprint in northtowns of WNY Exited National Leasing Business Focus on core business Brand Unification Simplified name, new logo and tagline introduced and integrated Acquired Suchak Data Systems Expand IT capabilities (c) 2010 by Evans Bancorp Recent Strategic Actions 17

Waterford Village Bank Acquisition (c) 2010 by Evans Bancorp 19 Complements existing network of branches, deepens reach into the northern area of Western New York Transaction facilitated by the Federal Deposit Insurance Corporation (FDIC) Evans Bank assumed approximately $51 million in deposits and $42 million in loans FDIC loss-share on loans: 80% up to $5.6 million in losses and 95% thereafter

National Leasing Portfolio 21 Decision Logic Discontinue National Lease Business Service portfolio until maturity Portfolio Status High water mark (12/31/08) : $58.6 million Book value (3/31/10): $26.7 million (5.3% of total loan and lease portfolio) Cushion*: $3.9 million Current run down rate: $1.5 million per month (approximate) * Remaining mark plus allowance for lease losses (c) 2010 by Evans Bancorp

(c) 2009 by Evans Bancorp Financial Highlights and Results 23

25 (c) 2010 by Evans Bancorp Expanding Asset Base ($,in millions) Expanded asset base through organic loan growth and acquisition Increased future earnings power potential Restructured balance sheet in 2007; 17.4% CAGR (2007 - Q1 10) 9.4% CAGR (2006 -Q1 10)

(c) 2010 by Evans Bancorp * Excludes National Lease Portfolio Core Banking: Loan Growth* 27 Commercial loans and acquisition drove 31% growth in 2009 High quality in-market commercial real estate loans Capturing strong credits from larger banks Supports core business strategy ($, in millions) 20.6% CAGR (2006 -Q1 10)

(c) 2010 by Evans Bancorp 2 Per March 31, 2010 Call Report Diverse Loan and Lease Portfolio

(c) 2010 by Evans Bancorp 31 Asset Quality NPAs to Total Loan + OREO * Peer data per SNL ENL- Evans National Leasing WVB- Waterford Village Bank (FDIC assisted acquisition)

(c) 2010 by Evans Bancorp 33 Asset Quality Allowance for Loan Loss / Non-Accruals Current Loan Allowance Ratio : 1.64% Q4 2009 * Peer data per SNL ENL- Evans National Leasing WVB- Waterford Village Bank (FDIC assisted acquisition)

(c) 2010 by Evans Bancorp 35 Q1 10 Non-Performing Loans by Portfolio* Asset Quality ($, in thousands) * Excludes National Lease Portfolio NPL Ratios by Portfolio 1.19% 1.72% 6.31% 0.53% 2.40% 7.49% Core Non-Performing Loans: $6,688.2 WVB Non-Performing Loans: $1,791.0 Total Non-Performing Loans: $8,479.2

(c) 2010 by Evans Bancorp 37 Low Cost Core Deposits ($, in millions) 11.8% CAGR (2006 -Q1 10) 23.6% increase in 2009 on strong growth in regular savings, demand deposits and acquisition 2009 Peer Comparison: EVBN up 23.6% vs. Banks < $1 billion up 9.2%* Q1 10 deposit composition: Savings & Money Market: 45.1%; Time Deposits: 26.3%; Demand & NOW: 21.2%; Municipal Money Market: 7.4% * Peer data per SNL

(c) 2010 by Evans Bancorp * Excludes $2.3 million loss on sale of securities associated with balance sheet restructuring in June 2007. 39 ** EVBN without Leases ** Excludes $0.7 million gain on bargain purchase. Strong Margins and Revenue Growth Net Interest Margin Comparison Revenue $36.0 $30.9 $27.8 $25.6 4.20%** Q4 2009 Q1 2010 $36.7 * Peer data per SNL ($, in millions)

(c) 2010 by Evans Bancorp 41 Fee income less rate sensitive Capitalize on relationship management Insurance 51% of Q1 10 TTM non-interest income Focusing on growing commercial lines 8.1% CAGR (2006 - Q110 TTM) Increasing Non-Interest Income (in millions) * Excludes $2.3 million loss on sale of securities associated with balance sheet restructuring in June 2007. ** Excludes $0.7 million gain on bargain purchase.

$4.92 $3.37 $4.91 $0.71 43 Bottom-line Results (in millions) Net Income Earnings Per Share (diluted) As Reported: $1.80 $1.23 $1.78 $0.25 As Reported:

* Excludes national lease portfolio 45 First Quarter 2010 - Core Business Strength ($ in millions, except per share data) Net Interest Income* Non-Interest Income* Non-Interest Expense* Net Income Earnings Per Share (diluted) Q1 2009 Q1 2010 Q1 2009 Q1 2010 -$1.25 $1.45 As Reported: -$0.45 $0.51

Solid capital base Somewhat limiting for strong growth S-3 filing (c) 2010 by Evans Bancorp Risk-Based Capital Ratios Evans Bancorp March 31, 2010 Pro-forma Ratios* March 31, 2010 Tier 1 leverage ratio 7.88% 10.06% Tier 1 risk-based capital 10.08% 12.87% Total risk based capital 11.34% 14.12% TCE/TA 5.92% 8.06% Tangible Book Value $13.08 47 Capital Structure * Pro-forma ratios reflect capital raise of $14.5 million

(c) 2009 by Evans Bancorp Driving Growth 49 Managing Risk

(c) 2010 by Evans Bancorp 51 Three-to-Five Year Growth Goals Gain Operating Leverage with Scale Total Assets: $634.95 ROA: 0.93% ROE: 12.29% Efficiency Ratio^: Low 63.56% ^The calculation of the efficiency ratio excludes goodwill impairment, amortization of intangibles and gains and losses on sale of securities, for comparative purposes Investments in systems, process, branches and people Increase diversity in loan portfolio Acquisition opportunities Today Total Assets: $900-1.2B ROA: 0.95-1.0% ROE: 11.0-13.0% Efficiency Ratio^: Low 60% 3-5 Year Goals ($, in millions, Q1 2010)

(c) 2010 by Evans Bancorp Investment Highlights 53

(c) 2009 by Evans Bancorp Investor Presentation May 2010 Evans Bancorp, Inc.